Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact:
APRIL 28, 2010	Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications
Phone (386) 418-8888

Kate Sharadin
The Sharadin Group, LLC
Phone (425) 869-9778

RTI BIOLOGICS ANNOUNCES 2010 FIRST QUARTER RESULTS

– Company Will Hold Conference Call at 9:00 a.m. ET –

ALACHUA, Fla. (April 28, 2010) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading processor of orthopedic and other biologic implants, reported operating results for the first quarter ending March 31, 2010 as follows:

Quarterly Overview:

•	Achieved revenues of $37.8 million and net loss of $54,000, or break even per fully diluted share

•	Revenue impacted by $4.0 million inventory reduction by largest spine distributor

•	Grew surgical specialties revenues 28 percent over first quarter 2009

•	Launched one spinal implant, as well as three implants for bone graft substitutes and general orthopedics with three different distributors

•	Launched the next-generation BTB Select®, which allows for precision sized matching relative to the intra-articular length of BTB allografts

•	Reaffirms 2010 revenues guidance of $174.5 million to $177.5 million, and $0.15 to $0.17 cents per fully diluted share

Revenues were $37.8 million for the first quarter of 2010, compared to revenues of $38.6 million for the first quarter of 2009. For the first quarter of 2010, the company reported net loss of $54,000, or break even per fully diluted share based on 54.6 million fully diluted shares outstanding, compared to net income of $1.0 million and net income per fully diluted share of $0.02 based on 54.5 million fully diluted shares outstanding for the first quarter of 2009.

“Our results were significantly impacted by inventory reductions by our largest spine distributor and lower orders in the European markets,” said Brian K. Hutchison, chairman and CEO of RTI. “Despite the reduced revenue, we controlled expenses and generated positive operating cash flow during the quarter.”

First Quarter 2010 Analysis

Domestic revenues were $33.0 million for the first quarter of 2010, representing an increase of 2 percent over the prior year period. For the first quarter 2010, the strongest domestic performance was in surgical specialties and sports medicine, with year over year growth rates of 37 percent and 20 percent, respectively. In addition, domestic dental revenues grew 2 percent, and bone graft substitutes revenues grew 11 percent compared to the prior year period. Spine revenues, which declined by 33 percent, were negatively impacted by an inventory reduction of approximately $4 million from our largest distributor.

International revenues, which include exports and distribution from our German and French facilities, were $4.8 million for the first quarter of 2010, representing a decrease of 24 percent compared to the prior year period. Decreases in revenues were directly related to economic difficulties in several European countries, which impacted orders. Foreign currency translation adjustments resulted in an increase in first quarter revenues of $248,000 compared to the prior year period.

2010 Outlook

The company has provided guidance that 2010 revenues are estimated to grow between 6 percent and 8 percent, to between $174.5 million and $177.5 million. Full year earnings per fully diluted share are expected to be in the range of $0.15 to $0.17, based on 55.7 million fully diluted shares outstanding. There are no changes to this guidance at this time.

“We are confident that we will meet our financial expectations for the full year,” Hutchison said. “Our annual guidance reflected the inventory reductions by our largest spine distributor. We expect revenues to increase sequentially in the upcoming quarters due to new product launches, business development opportunities and stronger orders from each of our distributors.”

Conference Call

RTI will hold a live conference call and simultaneous audio Web cast on Wednesday, April 28, 2010 at 9:00 a.m. ET to discuss first quarter results. The conference call can be accessed by dialing (877) 383-7419. The Web cast can be accessed through the investor section of RTI’s Web site at www.rtix.com. A telephone replay of the call will be available through May 28, 2010 and can be accessed by calling (800) 642-1687, pass code 69679214; the replay will also be available at www.rtix.com.

About RTI Biologics Inc.

RTI Biologics Inc. was formed when Regeneration Technologies Inc. and Tutogen Medical Inc. merged on Feb. 27, 2008. The company is now a leading provider of sterile biological implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening, precision shaping and when possible, using proprietary, validated sterilization processes. These allograft and xenograft implants are used in orthopedic, dental, hernia and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. Two such processes – the BioCleanse® Tissue Sterilization Process and the Tutoplast® Tissue Sterilization Process – have a combined record of more than two million implants distributed with zero incidence of allograft-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Neunkirchen, Germany, and Aix-en-Provence, France. The company is accredited by the American Association of Tissue Banks in the United States.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,”

“believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s Web site at www.rtix.com or the SEC’s Web site at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Total revenues	$37,779	$38,623
Costs of processing and distribution	20,722	20,472

Gross profit	17,057	18,151

Expenses:
Marketing, general and administrative	14,342	14,936
Research and development	2,680	1,825
Restructuring charges	—	42
Asset abandonments	15	—

Total expenses	17,037	16,803

Operating income	20	1,348

Total other (expense) income—net	(108)	93

(Loss) income before income tax benefit (provision)	(88)	1,441
Income tax benefit (provision)	34	(409)

Net (loss) income	$(54)	$1,032

Net income per common share—basic	$0.00	$0.02

Net income per common share—diluted	$0.00	$0.02

Weighted average shares outstanding—basic	54,569,812	54,230,264

Weighted average shares outstanding—diluted	54,569,812	54,508,207

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Fees from tissue distribution:
Spine	$6,510	$9,779
Sports medicine	10,339	9,375
Dental	7,032	7,293
Surgical specialties	6,155	4,827
Bone graft substitutes	4,383	3,862
General orthopedic	2,475	2,425
Other revenues	885	1,062

Total revenues	$37,779	$38,623

Domestic revenues	32,991	32,309
International revenues	4,788	6,314

Total revenues	$37,779	$38,623

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$17,553	$17,382
Accounts receivable—net	17,885	22,228
Inventories—net	93,793	93,935
Prepaid and other current assets	20,451	19,397

Total current assets	149,682	152,942

Property, plant and equipment—net	44,877	46,562
Goodwill	134,681	134,681
Other assets—net	20,318	20,322

Total assets	$349,558	$354,507

Liabilities and Stockholders’ Equity
Accounts payable	$18,909	$19,844
Accrued expenses and other current liabilities	12,187	14,191
Short-term obligations and current portion of long-term obligations	11,339	3,963

Total current liabilities	42,435	37,998

Deferred revenue	10,029	10,381
Long-term liabilities	7,552	16,239

Total liabilities	60,016	64,618

Stockholders’ equity:
Common stock and additional paid-in capital	406,981	406,380
Accumulated other comprehensive loss	(1,268)	(374)
Accumulated deficit	(116,171)	(116,117)

Total stockholders’ equity	289,542	289,889

Total liabilities and stockholders’ equity	$349,558	$354,507

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities:
Net (loss) income	$(54)	$1,032
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,823	1,805
Stock-based compensation	339	423
Change in working capital	(713)	(9,745)
Other items to reconcile to net cash provided by (used in) operating activities	(77)	(93)

Net cash provided by (used in) operating activities	1,318	(6,578)

Cash flows from investing activities:
Purchases of property, plant and equipment	(314)	(308)
Patent costs	(117)	(112)

Net cash used in investing activities	(431)	(420)

Cash flows from financing activities:
Proceeds from exercise of common stock options	262	19
Net payments on short-term obligations	(799)	(1,235)
Proceeds from long-term obligations	2,750	1,500
Payments on long-term obligations	(2,933)	(301)

Net cash used in financing activities	(720)	(17)

Effect of exchange rate changes on cash and cash equivalents	4	—

Net increase (decrease) in cash and cash equivalents	171	(7,015)
Cash and cash equivalents, beginning of period	17,382	20,076

Cash and cash equivalents, end of period	$17,553	$13,061